Exhibit 2

ASSET PURCHASE AGREEMENT

             This Asset Purchase Agreement (the “Agreement”) is entered into and effective as of August 2, 2001, by and between Hormel HealthLabs, Inc., a Minnesota corporation (“Buyer”), with its principal place of business at 1 Hormel Place, Austin, Minnesota 55912, and GalaGen Inc., a Delaware corporation (“Seller”), with its principal place of business at 301 Carlson Parkway, Suite 301, Minnetonka, Minnesota 55305.  Buyer and Seller are also referred to herein individually as a “Party” and collectively as the “Parties”.

             WHEREAS, Buyer desires to purchase and Seller desires to sell certain assets used in the business of manufacturing and selling critical care nutrition products.

             NOW THEREFORE, Buyer and Seller agree as follows:

1.          Basic Transaction.

             (a)         Purchase and Sale of Assets.  On and subject to the terms of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the following assets (collectively referred to herein as the “Assets”):

             (i)          All right, title, and interest in all trade secrets, specifications, formulas, proprietary rights, patents, patent applications, customer lists (including without limitation the Goldmine customer database), copyrights, inventions, know-how, methods, systems, goodwill, contract rights, and all other tangible or intangible information, interest, or rights related to or utilized in the sale of products under the following trademarks or brand names:

Glutasorb®
L-Emental™
L-Emental™ Hepatic
L-Emental™ Pediatric
Pro-Peptide™
Pro-Peptide™ Vanilla
Pro-Peptide™ VHN
Pro-Peptide™ For Kids
Nitro-Pro

The portion of the Assets listed in this Section 1(a)(i) includes without limitation the formulas and specifications identified on Schedule 1(a)(i) attached to this Agreement.

             (ii)         All right, title, and interest in the following trademarks, including without limitation all rights, if any, to recover for past infringement or to bring suit therefor, together with the goodwill of the business symbolized by the following trademarks, and all right, title, and interest in and to any pending trademark applications with the United States Patent and Trademark Office:

Glutasorb®
L-Emental™
Pro-Peptide™
Nitro-Pro

             (b)        Dairy and Colostrum Business.  Buyer acknowledges that Seller will continue the operation of Seller’s dairy and colostrum business and will continue to use all assets employed therein.

             (c)         Liabilities.  For purposes of this section, “Liabilities” has the meaning set forth in Section 7(a)(ii) of this Agreement.  Except as provided in Section 4(d) of this Agreement, Buyer shall not assume and shall not be deemed to assume any Liabilities of Seller.

             (d)        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on August 3, 2001, commencing at 8:00 a.m., or such other date and time as the Parties may mutually determine (the “Closing Date”).

             (e)         Purchase Price.  As consideration for the Assets and the other obligations of Seller created by this Agreement, Buyer shall pay Seller at the Closing the sum of One Million dollars ($1,000,000) (the “Purchase Price”) by wire transfer to an account designated in advance by Seller, adjusted for any advance payments made before Closing, less any royalties or reimbursements charged prior to Closing that are related to Buyer’s critical care nutrition business.

             (f)         Deliveries at the Closing.  At the Closing, (i) Seller shall deliver to Buyer the executed Trademark Assignment in the form attached hereto as Exhibit A, and the executed Assignment in the form attached hereto as Exhibit B; (ii) Buyer shall deliver the Purchase Price to Seller; and (iii) both Parties shall sign and deliver the Termination Agreement in the form attached hereto as Exhibit C.

             2.          Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the following statements in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

             (a)         Organization and Standing.  Seller is a corporation duly organized and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Minnesota, and has all requisite power and authority to consummate the transactions contemplated in this Agreement.

             (b)        Authorization.  The Board of Directors of Seller has duly authorized the execution and performance of this Agreement.

             (c)         Noncontravention.  The execution and performance of this Agreement and the documents referenced herein will not (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or edict of any local, state, or federal judicial or administrative authority to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the loss of any rights or require any notice under any contract or instrument to which Seller is a party or to which any of the Assets may be subject.

             (d)        Title to Assets.  Seller is the sole owner of and has good and marketable title to the Assets, free and clear of any lien, claim, security interest, pledge, option, restriction on transfer, charge, or other encumbrance.

             (e)         Intellectual Property Infringement.  Seller has not infringed upon, interfered with, misappropriated, or otherwise come into conflict with any intellectual property ownership rights of any third party, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such infringement, interference, misappropriation or conflict, that could result in any adverse change in the value or business use of the Assets.  To the knowledge of Seller, no third party has infringed upon, interfered with, misappropriated, or otherwise come into conflict with the intellectual property ownership rights of Seller relative to the Assets.

             (f)         Trade Secrets.  Seller (i) is the sole owner of all trade secrets included in the Assets, (ii) has kept confidential all information relative to such trade secrets, and (iii) if such trade secrets have been disclosed to any third party, such disclosure has only been made under a valid and enforceable confidentiality agreement.

             (g)        Patents.  Seller does not own any patent and has not applied for any patent with respect to any of the Assets.

             (h)        Litigation.  Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and is not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, that could result in any material adverse change in the value or business use of the Assets.  Seller does not know and does not have any reasonable grounds to know of any legal or factual basis for any such action, suit, proceeding, hearing, or investigation.

             3.          Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the following statements in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

             (a)         Organization and Standing.  Buyer is a corporation duly organized and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to consummate the transactions contemplated in this Agreement.

             (b)        Authorization.  The Board of Directors of Buyer has duly authorized the execution and performance of this Agreement.

             (c)         Noncontravention.  The execution and performance of this Agreement and the documents referenced herein will not violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or edict of any local, state, or federal judicial or administrative authority to which the Buyer is subject.

             4.          Covenants.

             (a)         General.  Buyer and Seller agree to use their best efforts, before and after the Closing, to take all action necessary or advisable to consummate and make effective the transactions contemplated by this Agreement.  After the Closing, Seller agrees to execute and deliver such additional instruments and to take any other action that Buyer may reasonably request to convey, assign, transfer, and deliver the Assets to Buyer and otherwise perform the terms of this Agreement.

             (b)        Confidentiality.  For purposes of this Agreement, the term “Confidential Information” means any information relating to the Assets or the business and affairs of Buyer or Seller that is not generally available to the public and shall include without limitation all trade secrets, the Purchase Price, and all other information relating to the terms of this Agreement.  Before and after the Closing, the Parties and their directors, officers, employees and agents shall not disclose the Confidential Information to any person other than legal, accounting, and financial advisors and such other key employees as the Parties may agree, without the written consent of the other Party.  Provided, however, that nothing herein shall prevent either Party from (i) disclosing after the Closing that Buyer has purchased the Assets, or (ii) complying with disclosure requirements under any applicable local, state, or federal law, but to the extent permitted by such law the Parties shall advise each other in writing in advance of such disclosure.

             (c)         Non-Competition.  For a period of four (4) years following the Closing, Seller or any entity owned or controlled by Seller shall not engage in or hold an equity interest in (other than no more than five percent (5%) in a publicly held company) a business anywhere in the world which (i) manufactures, sells, or distributes enteral nutrition products or critical care nutrition products, including without limitation products that compete with the products referenced in Section 1(a)(i) of this Agreement, or (ii) engages in converting services for any such products.

             (d)        Payment of Royalty.  Buyer will pay to Nutrition Medical, Inc. (“NMI”), or its successor in interest, any royalties due under Section 2.3 of that certain Asset Purchase Agreement by and between Seller and NMI dated as of September 1, 1998, as amended in the Amendment to Asset Purchase Agreement, dated October 28, 1998.  A true and accurate copy of said Section 2.3, as amended, is set forth in Schedule 4(d) to this Agreement.

             (e)         Consultation with Former Employee.  Seller acknowledges that Buyer and Joseph Coffey intend to enter into a consultation agreement wherein Mr. Coffey will provide consultation and services to Buyer.  Seller consents to such consultation agreement between Buyer and Mr. Coffey, and Seller waives any rights it may have to prevent Mr. Coffey from entering into such agreement with Buyer or otherwise interfere with the performance of any such agreement.

             5.          Conditions Precedent to Close.

             (a)         Conditions Precedent to Buyer’s Obligations.  Buyer’s obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

             (i)          The representations and warranties of Seller set forth in Section 2 of this Agreement shall be correct and complete in all respects at and as of the Closing Date.

             (ii)         Seller shall have performed and complied with all of its covenants hereunder which are required to be performed and satisfied before or on the Closing Date.

             (iii)        No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, county, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Buyer to own the Assets and operate its business relative to the Assets.  No proceeding shall be pending or threatened against Seller under federal or state bankruptcy or insolvency laws.

             (iv)       Between the date of this Agreement and the Closing Date, the Assets shall not have sustained any material loss in value.

(b)        Conditions Precedent to Seller’s Obligations.

             (i)          The representations and warranties of Buyer set forth in Section 3 of this Agreement shall be correct and complete in all respects at and as of the Closing Date.

             (ii)         Buyer shall have performed and complied with all of its covenants hereunder which are required to be performed and satisfied before or on the Closing Date.

             (iii)        No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, county, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.  No proceeding shall be pending or threatened against Buyer under federal or state bankruptcy or insolvency laws.

             6.          Survival of Representations and Warranties.  All of the representations and warranties of the Parties set forth in Sections 2 and 3 of this Agreement shall survive the Closing and continue in full force and effect thereafter.

             7.          Indemnification and Remedies.

             (a)         Definitions.  For purposes of this Section 7, the following terms have the following meanings:

             (i)          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, amounts paid in settlement, Liabilities, obligations, liens, losses, lost value, expenses and fees, including without limitation attorneys’ fees and costs and court costs, and any other loss or injury.

             (ii)         “Liabilities” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

             (b)        Indemnification.  In the event that Seller breaches any of its representations, warranties, or covenants in this Agreement, Seller shall indemnify Buyer against and hold Buyer harmless from the entirety of any Adverse Consequences that Buyer may suffer resulting from, arising out of, related to, or caused by such breach.  In the event that Buyer breaches any of its representations, warranties, or covenants in this Agreement, Buyer shall indemnify Seller against and hold Seller harmless from the entirety of any Adverse Consequences that Seller may suffer resulting from, arising out of, related to, or caused by such breach.

             (c)         Specific Performance.  Buyer and Seller acknowledge and agree that Buyer or Seller would be damaged irreparably in the event that Sections 4(b) and 4(c) of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, Buyer and Seller agree that the injured Party shall be entitled to an injunction or injunctions to prevent breaches of and to enforce specifically the obligations set forth in Sections 4(b) and 4(c) of this Agreement.

             8.          Termination of Licensing and Distribution Agreement.  At the Closing, the Parties shall execute and deliver the Termination Agreement in the form attached hereto as Exhibit C, which on the terms set forth therein will terminate the Licensing and Distribution Agreement by and between the Parties, dated July 15, 1999.

             9.          Miscellaneous.

             (a)         Entire Agreement.  This Agreement, including its exhibits and schedules, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by either Party, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

             (b)        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and assigns.

             (c)         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that Buyer may (i) assign any or all of its rights hereunder to one or more of its Affiliates, and (ii) designate one or more or its Affiliates to perform its obligations hereunder, in which event Buyer shall still remain responsible for the performance of all of its obligations hereunder.  “Affiliates” for purposes of this Section 9(c) means Hormel Foods Corporation and any company directly or indirectly controlled by or under common control with Buyer.

             (d)        Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile execution of this Agreement shall be valid and binding for all purposes.

             (e)         Headings.  The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             (f)         Notices.  All notices, requests, demands, claims, or other communications hereunder shall be in writing and shall be deemed duly given when it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as follows:

If to Seller:

GalaGen Inc.
Attn:  Henry J. Cardello, President
301 Carlson Parkway, Suite 301
Minnetonka, MN 55305

Copy to:

Faegre & Benson LLP
Attn:  Gordon S. Weber
2300 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402-3901

If to Buyer:

Hormel HealthLabs, Inc.
Attn:  Daniel J. McHugh, President
1 Hormel Place
Austin, MN 55912

Copy to:

Hormel Foods Corporation
Attn:  Legal Department
1 Hormel Place
Austin, MN 55912

Either Party may change its address above by giving notice to the other Party in the manner set forth herein.

             (g)        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by the Parties.  Any waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder.

             (h)        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or jurisdiction.  If the duration or geographical extent of, or business activities covered by, any provision of Section 4(c) of this Agreement is held to be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the duration, geographical extent, or business activity which is valid and enforceable.

             (i)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Agreement.

             (j)          Incorporation of Exhibits and Schedules.  All exhibits or schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             (k)         Governing Law and Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflict of laws principles.  This Agreement shall be enforced only in Minnesota District Court or in United States District Court sitting in the District of Minnesota, and the Parties waive any argument that venue in any such court is not convenient.

             IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

HORMEL HEALTHLABS, INC.		GALAGEN INC.

By:	/s/ Daniel J. McHugh	By:	/s/Henry J. Cardello

Name: Daniel J. McHugh		Name: Henry J. Cardello

Title: President		Title: President